Exhibit 99.1

MANAGEMENT DISCUSSION SECTION

Operator: Greetings ladies and gentlemen, and welcome to the AmREIT Third Quarter Earnings Conference Call and Webcast. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. [Operator Instructions]. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host Mr. Tripp Sullivan, of Corporate Communications. Thank you. Mr. Sullivan, you may begin.

Tripp Sullivan, Corporate Communications

Thank you, Faraz [ph] and good morning everyone. Thank you for joining us today to discuss AmREIT’s third quarter 2006 results. On the call today are, Kerr Taylor, Chairman and Chief Executive Officer, and Chad Braun, Chief Financial Officer. The result as well as notice of the accessibility of this conference call on a listen-only basis over the Internet or released yesterday and a press release has been covered by the financial media. For those of you who did not receive a copy of the third quarter earnings release and supplement information you can reach me at 615-254-3376 or download it from www.amreit.com by going to the ‘Investor Section’ and clicking on ‘Financial Report’. Also for those who want to listen to recording of the prepared comments today, we will have a replay available by phone or via webcast on the website.

Before we begin, I would like to remind you that some of the statements made in this call are forward-looking statements and as such are subject to many factors that could cause actual results to differ materially from the Company’s expectations. These factors are described in the Company’s SEC filings. AmREIT undertakes no obligations to publicly update or revise any forward-looking statements.

Now, I’ll turn the call over to Kerr.

H. Kerr Taylor, Chairman, Chief Executive Officer and President

Thank you, Tripp. Good morning and thank you for your interest in AmREIT. For the past couple of years, we had been very deliberate in communicating to the market that we are a transactional company. We have reiterated this in our quarterly earnings releases, quarterly earnings calls, 2006 annual forecast guidance, and in other press releases.

This transactional nature was evident in the third quarter results as we’ve revised our FFO guidance for the quarter in mid October from 10 to 12 cents compared with previous guidance of 18 to 22 cents. This revision was directly related to the timing of new developments and $500,000 in related fee income expected to close in the quarter that carried over to the fourth quarter.

I am pleased to report that our FFO for the quarter came in at the high-end of our revised range. We have also described in great detail the three segments of our company, real estate development and operations, asset advisory, and Irreplaceable Corners portfolio. Our mission is to build a real estate business with complimentary operations that reduce our overall sensitivity to changing market cycles.

On today’s call, we will provide you with some color on the performance of each segment, discuss our outlook for the fourth quarter, update you on our major initiatives to simplify the balance sheet and grow the business and explain in greater detail what we mean by the concept of two distinct businesses within one.

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First, I’d like to turn the call over to Chad Braun, our Chief Financial Officer, to talk about the performance of each segment and our outlook.

Chad C. Braun, Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Thanks Kerr. As Tripp mentioned earlier, we did file our third quarter financial supplement last evening, which you can also download on our website. This goes into more specific detail on some of our balance sheet categories and further breaks down the components of our earnings. Rather than read through all of the release, I would like to take sometime this morning to give you some color on those results.

In order of percentage of gross corporate FFO, that is available to all classes of shareholder, our three segments rank as follows: the portfolio of Irreplaceable Corners, our real estate development and operating business and our asset advisory business. Within the portfolio of Irreplaceable Corners, we finished the quarter with the total of 49 properties with 90% of our rental income being generated from properties located in major Texas metropolitan areas. At September 30th, the portfolio occupancy was 96% occupied compared with 96% at June 30th and 95%, a year ago.

The year-over-year improvement in occupancy was driven by continued momentum in new and renewal leasing we’ve signed three leases totaling 8,075 square-feet during the quarter at average rents of $35.02 per square-foot. Additionally, we renewed four leases totaling 8,526 square-feet at average rents of $28.43 which represents a 5.86% increase.

Through the first nine months, we’ve signed 10 leases totaling 34,978 square-feet at average rents of $29.83 per foot. Additionally, we renewed 13 leases totaling 21,704 feet at average rents of $27.13, which represents a 12.1% increase.

Looking ahead to the end of the year, we only have 1,400 square-feet of leases expiring during the fourth quarter. Over the next two years, we have roughly 3% and 6% of our leases that will roll over.

Given the strong re-leasing spreads we have achieved, we expect those explorations to provide an attractive layer of internal growth. The debt on our balance sheet is entirely related to the shopping center portfolio as of September 30th, 2006, our debt-to-asset ratio was approximately 45% and based on a blended market cap rate of 6.25, our debt-to-market value of asset is approximately 39%. 97% of this 136.9 million in debt is fixed rate mortgages with an average maturity of over 7 years in an average rate of 6%. The balances floating rate debt associated with our credit facility and our strategy is to keep floating rate debt at or below 30% of total debt in an effort to mitigate the negative effects during this rising rate environment.

The portfolio contributed approximately 57% of total revenue during the quarter, generating a 41% increase in operating revenue to 8.3 million for the quarter.

G&A for this segment was approximately 469,000 or 5.7% of revenues within the range of other shopping center REITs. This resulted in total FFO from the portfolio segment of 3.9 million for the quarter, and 11.1 million for the nine months. And for financial reporting purposes, we reduced total company net income and FFO by the dividends paid on our non-traded stock, the Classes B, C & D. Therefore, from a segment perspective, these dividends are allocated in proportion to the net income generated and for the portfolio this was approximately 2.9 million for the quarter resulting in FFO contributions from the portfolio of 16 cents per Class A common share, which compares with 11 cents per share for the prior year.

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For the nine months, FFO was 39 cents per Class A share, which compares with 33 cents per Class A share, a year ago.

The second segment is our real estate operating and development business. This transactional grew generated revenues of 1.3 million including discontinued operations in net of construction expense. For the quarter, compared to revenues of 1.9 million during the third quarter of ‘05, as we noted in our mid October release, this year-over-year decrease was due to the timing of transactions being deferred to the fourth quarter.

Revenue in the third quarter was comprised of a 121,000 in development fees, 709,000 in leasing and brokerage commissions, 371,000 in construction fees net of expense, and 94,000 in property management fees. With expenses of 1.5 million in the quarter, this segment generated a net loss of reduction to FFO of 242,000 or 4 cents per Class A common share compared with FFO of 2 cents per Class A common share, a year ago.

As we discussed last quarter, we have increased the staffing and overhead in this group to allow us to better compete in this transactional business. We’ve struggled this year in growing our development business fast enough to compensate for the additional overhead as well as in our ability to predict the transactional activity and to keep a constant eye on expense control. We focused on all of these areas during the year and expect to see continued improvement in 2007.

As we noted in our mid October release, this transactional business does not lend itself well to the exact timing of future transactions required by quarterly reporting and forecasting. We look at this business internally on an annual basis to better gauge its effectiveness. With that being said, we are seeing a lot of positive momentum in this business. The fourth quarter is expected to be very attractive in terms of transactions. At the size of our assets under management gross and our development and acquisition team, continues to source attractive opportunities for our funds, we would also expect to be able to leverage this investment and overhead to drive higher fee income.

The third segment is our asset advisory group, comprised of our securities operations as well as our merchant development partnership funds. During the quarter, this group rates approximately 19.1 million in our funds, increasing assets under management on our proactively managed funds to approximately 99 million, which compares with 55 million at the same time, a year ago. Within this group, our securities operations have generally operated at a loss due to the overhead and staffing require to raise the associated funds. For the third quarter, this loss was approximately 386,000 which compares with the loss of 23,000 in the prior year quarter. Within our merchant development funds, we received current income as well as the carried interest and profit participation interest, as the general partner in these funds.

On a current basis, we were able to earn recurring asset management fees as well as leverage the expertise within our real estate group and our real estate fees for services performed such as property management leasing and development. During the quarter, our merchant development funds operated a gain with 212,000 in recurring asset management fee income and a 153,000 in general partner back-end interest related to one of our actively managed funds.

Together, this group generated a net loss for the quarter of 72,000 compared with net income of 55,000 in the prior year period. After adjusting for depreciation, this segment reduced FFO for the quarter by approximately 29,000 compared with FFO of approximately 18,000 a year ago.

Turning to our outlook for the balance of the year, I will be referring to the guidance range given in the earnings release and our assumptions underlying that guidance for each segment.

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Based on our confidence that the real estate operating and development group will deliver on their projects and the four transactions, we are expecting to close in the fourth quarter will in fact do so. We confirmed our original guidance of FFO available to all shareholders of 16.1 million to 16.6 million and FFO available to our Class A common shareholders of 71 to 77 cents per Class A common share. Specifically, we are projecting to generate fourth quarter FFO of 45 to 51 cents per share, and I might note here that of those four transactions expected in the fourth quarter, one has already closed and two have gone hard on earners money. With that being said there is still the possibility of closing could be delayed past December 31st, which could significantly influence those results.

Our specific segment assumptions for the year include the portfolio of 35% revenue increase and FFO available to all common shares of 14.9 to 15.1 million or approximately 91% of total 2006 FFO. For the real estate development and operating segment a 40% increase in revenues, again net of construction expense and FFO available to all common shares of 1.9 million to 2.1 million or about 12% of total budgeted FFO.

For the asset advisory segment a 66% increase in asset management fees to 820,000. These fees are based upon a total of approximately 120 million under management and our merchant development funds as of the end of the year. After factoring in the securities business, which runs at a net loss, this segment is expected to reduce FFO available to all common shares by about 600,000 to 800,000 or 3% of total budgeted FFO.

With that I would like to turn the call back to Kerr.

H. Kerr Taylor, Chairman, Chief Executive Officer and President

Thank you, Chad. I’d now like to take a few moments to talk about our major initiatives to simplify and grow the company and talk about the concept of two distinct companies in one.

Although we report in three segments we really view AmREIT internally, at two distinct companies by nature. The first is what many would refer to as the traditional shopping center portfolio. I will be at one that we don’t classify as traditional. We referred to this portfolio as irreplaceable corners, properties located and Main and Main intersections. We would stack this portfolio up against any other shopping center read out there including Kimco’s and DDR’s of the world.

In terms of demographics, asset quality, percentage of tenants, high barrier to entry markets and growth potential. Given the contingent M&A interest in the shopping center sector and the publicly quoted cap rates on the DDR Inland transaction last month, a portfolio such as ours is a very valuable asset on its own. Adding in the development and redevelopment components that we can bring to bear enhances the way even further.

Carrying forward on that single value, I want to drill down a bit into the implied value of our portfolio. Chad noted a moment ago that our 2006 forecast for total FFO for the portfolio alone is 14.9 million to 15.1 million. Assuming that we pay down to non-traded shares using their conversion price, which assume the appropriate conversion premium and assuming in FFO multiple of 16 to 18 times that we have seen published for other high quality shopping center REIT’s that would imply a price of roughly $9.90 to $14.70 just for the portfolio.

Granted, this is a back of the envelop type of calculation, but factoring in for minor adjustments to make this a true standalone portfolio, it wouldn’t make too much of a difference in the calculation. Looking at it from an NAV perspective the cash cap rate of 6.2 for the Inland JV assets which is our own internal assumption of 6 to 6.5 cap rate on our profits. Using that cap rate range, we end up with a NAV assuming the reduction of all classes of common stock on just the portfolio of approximately $10.80 to $8.60, which is above the current stock price for the entire company.

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What does all this mean for our shareholders? First it means that their annual dividend is just about covered by one of the best portfolios in the shopping center business. Second, it means that there is room to begin narrowing the gap between our real value and the value implied in a stock price. Third, it means that they are getting a second business with what we believe to have a lot of upside essentially for free.

The second distinct company is one that is transactional by nature, our advisory sponsorship business. As an advisor and sponsor, we believe we have a successful track record. Our competitors in this business day-in and day-out are more well know to the REIT Investment Community companies such as Wells, CNL and Inland to name a few. Among the financial planning community and independent broker dealer networks however, we believe our model in platform is that of the best of the class sponsor. We have been delivering on our promises to these constituencies for 21 years in accounting. We believe that we are also the only active company of this group of advisor sponsors for the shopping center portfolio, the real estate operating and development entity and the advisor sponsors are all owned by the public shareholders.

The standard in this industry is the quite offset. This structure has allowed us to mitigate the conflict of interest issues that arise out of different ownership. As an advisor sponsor we have grown our assets under management from a $2.8 million fund in 1999 to total of 4 active funds with a total of 99 million under management. We expect that the capital flows into the funds we manage and those funds acquisition and development activities will increase in the fourth quarter and into 2007. This activity should allows us to increase revenues from our asset advisory business as we earn fees and other compensation related to the acquisition development management in disposition of properties required in develop these province.

We believe there is a great opportunity for us to ramp up the size of our advisory sponsorship business. We have the track record and the infrastructure in place to deliver on this growth. What really gets interesting is that with this growth in the merchant development funds, we should be able to increasingly leverage the existing overhead in G&A in the asset advisory segment.

In addition, as the funds put their money to work in the form of new acquisitions and developments, we expect to generate more acquisition development, redevelopment and property management fees. The variety of this fee income is hard to quantify on its own, but once again recent transactions in our industry have highlighted the awareness of the attractedness of this business.

On October 31, CB Richard Ellis agreed to acquire thermal Trammel Crow Company for significant premium over its last closing stock price. The merger highlights the revenue streams each debts from leasing commissions, sales, property management and investment management on behalf of their clients and the funds under management. We are obviously no far near their size, but the areas where they are seeing growth near, what we are seeing in our advisory sponsorship business as well as in our transactions.

Last year, we closed a total of 200 million in roadside projects both in the shopping center portfolio and the merchant development funds. In 2006, we anticipate that we will close approximately 190 million in real estate projects. Of this amount we have closed approximately 70 million in the first nine months and anticipate closing a 120 million in fourth quarter.

Our pipeline of development and redevelopment opportunities for third parties and for affiliated funds includes approximately 1.1 million square feet under various stages of development representing over 91 million in projects. Of this amount a little over 600,000 square feet is scheduled for completion in 2006.

As excited as we are about the progress we are making on these transactional fronts we are even more pleased with the validation we are getting in the market place. The number of relationships with leading national and regional retailers continues to expand.

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In addition, the growth of our advisory sponsorship business and the continuing sourcing of attractive acquisition and development opportunities by the real estate team have also attracted potential intuitional joint venture partners interested in investing along side our merchant development funds. We are currently negotiating with one JV partner now that we hope to be able to announce later in the quarter.

Last quarter, I noted three areas we need to attack to deliver value for our shareholders and growth. Number one, was simplifying our balance sheet, we are accomplishing this in two ways. First, we have continued to buy back stock. Through October 31 we had purchased 420,000 shares in an average price of $7.22 per share.

Second we commenced the tender offer to purchase all of our outstanding 2.1 million shares of Class B common shares at a cash price of $9.25 per share. The offer to purchase expires on December 10. With the fixed dividend of 8% on these shares and the use of our credit facility or eventually properties specific financing to purchase them once we cover a incremental cost of tender to transaction will be accretive from day one. Based on our initial conversations we’ve had with Class B holders, we believe we should see a fairly good response to this offer. During 2007, we will also explore options with the two remaining classes of stock, Class C and Class D. We do not have anything to report at this time, but we will keep you up to date on any initiative with respect to these two classes.

Number two, we needed to do a better job of communicating the nature of our business and the value proposition we see in having both the portfolio as well as the advisory sponsorship business. Finally, we said we needed to core guard and expand our areas of expertise that are unique and hard to replicate. You have heard me outlined division for our portfolio in the advisory sponsorship business we expect to be more active in the coming year communicating this vision to investors.

Based on evaluation comparisons of both businesses as they stand today, we believe, we make a compiling case. We are committed to expanding both businesses next year and we have the strategy and infrastructure in place to make it happen.

With that I would like to turn the call back to Faraz to facilitate any questions you might have.

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QUESTION AND ANSWER SECTION

Operator: Thank you. Ladies and gentlemen, we will now be conducting a question and answer session. [Operator Instructions].

Our first question comes from the line of Tony Howard with Hilliard Lyons. Please proceed with your question.

<Q – Tony Howard>: Good morning, Kerr and Chad.

<A>: Hi, Tony.

<A>: Hi, Tony.

<Q – Tony Howard>: Obviously several questions. First just talk about Q&A Chad, what’s the extra cost you are going to receive or have to expense for your increase in corporate communication?

<A>: From a G&A standpoint.

<Q – Tony Howard>: Yeah.

<A – Chad Braun>: We are looking, I mean – we’ve made a couple of changes internally, taken some thing out of the budget, adding some things to the budget. But from a corporate communication standpoint, you know, what we are looking not so much for the balance of ‘06, but going into ‘07 is really somewhere between about $50,000 and $75,000 and that is a combination of a number of different things from a communication effort. And depending upon how the plan kind of rolls out for 2007, I don’t see that number going down in any, but it very well may go up some. Again just depending upon, you know, giving out and communicating and exactly where that business plan takes us.

<Q – Tony Howard>: Okay. I didn’t notice that G&A was up substantially year-over-year, but was down like 100,000 or so sequentially. Was there a particular reason third quarter was below second?

<A – Chad Braun>: No, I mean a lot of it is timing, and a lot of it has to do with timing of some of the transactions. Obviously, we close some transaction in Q2 and there was some related compensation expense in Q2 that was associated with that that may have been part of the increase. Obviously, in Q3 the transactional activity was lighter and therefore the G&A is lighter. And than obviously, as we roll into Q4 that activity will pick up as well. I think from a – you now, if you look at it as percentage of revenue as we indicated on the call, you know, run rate this quarter is about 5.7% on the portfolio, we don’t expect or anticipate that to really change going forward. On the transactional activity, as the revenue increases the G&A is going to increase as well, definitely not in lock step, but as a transactional activity hedge there will be internal cost that are associated with that.

<Q – Tony Howard>: Okay. Similar question, how much cost do you expect for this Class B tender often and will that flow to the G&A?

<A – Chad Braun>: Yeah, the actual out of pocket cost Tony is relatively minimal. You know, we’ve got some legal cost, we’ve got some filing fee cost and we got some printing cost all total are cost for the Class B tender will be less than $50,000. Yes, that will run through the G&A both kind of legal and professional and depending upon on what it is will fall appropriately. To date on the Class B tender we have secured in the tender about 10% of the shares outstanding. I look at the tender really kind of like a bell curve, we mailed out in early part of October as that information was mailed out to investors.

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There is time obviously they can mail it out; they have got to complete the Letter of Transmittal and send it back into the transfer agent. So, we are really just starting to see some of the inflow of those Letters of Transmittal. My belief is based on things we are doing internally as well as just kind of the natural timing of this type of the transaction that now through probably thanks giving policy of fair amount of activity that we may taper off until maybe call it the last week of the tender. Hopefully, we will have a little bit of a flurry. All indications at this point are or that the tender will be successful will easily cover those cost, and as we talked about in the call a little bit as well from an accretion standpoint, we are looking at a security that’s currently yielding 8%. We will in essence refinance that initially with debt and our cost of borrowing depending upon the source of that borrowing will range anywhere from you know, call it 5.75%, to probably 6.5, 6.75. So, you’ve got that albatross between the 8% and you know, call it the 6% 200 basis points from day one.

<Q – Tony Howard>: What happens on a practical basis Chad if you don’t get the 100% tender?

<A – Chad Braun>: Well, and I think the reality on that Tony as we won’t get 100% simply from the standpoint that again these shares are held 100% retail individual investors. I do think, we will be successful tendering internally, you know, we are looking at success on this being anything north you know, kind of 50 to maybe as high as 75% success. Whatever balance remains un-tendered, we’ll stay out there on the balance sheet we will continue to receive the dividend or continue to be able to convert on a one for one basis into the traded common. And, going forward then we will re-access based on the success of the tender kind of what that next step is, but there is no immediate plan.

<Q – Tony Howard>: Okay. Kerr, you mentioned as far as the acquisition stuff, I might have missed the number, was there a goal set for next year?

<A – H. Kerr Taylor>: Next year we are just starting to form up ‘07 plans, and we are trying to be fairly conservative on our budgeting, we will be talking about that as we have last year towards the end of the year. So, right now we are looking at to pretty much match our acquisition flow this year, that’s kind of a base line. And that we are looking to now on ways in which we can leverage that to the next level.

<Q – Tony Howard>: And this year will be what amount?

<A – H. Kerr Taylor>: It’s about 190 million.

<Q – Tony Howard>: Okay, and projection as far as cap rates?

<A – H. Kerr Taylor>: Well, the primary focus right now Tony is in the area where we are able to redevelop. And so we are seeing that we can move in on projects that are north of seven, because they have some issues involved with them, they are held by more portfolio companies, and we are brining our development in operational teams to redevelop those properties. So, our goals are to buy them in the 7-ish range maybe sometimes little better than that, but 7-ish and then be able to increase the – just driving away and also bring those properties back to a market value that’s substantially less than that. That’s where we see the real opportunities in the market place right now.

<Q – Tony Howard>: Okay. Final question on some more topic. You spent a lot of time talking about the implied value to your portfolio and all that stuff. When do you get your point miss you know, say where we need to do other things to increase that the extra reality of what that values where?

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<A – H. Kerr Taylor>: Well that’s a great question Tony. We come to work everyday asking ourselves how we can better do what we have been doing to explain the quality that we have and that’s bringing Tripp on is one step, right now we have done a full agenda audit, now restarting tomorrow. And I think our job right now is to do two things, and that is to one internally continue to drive our inner valve like we have been able to do on our portfolio and also then grow our advisory business substantially. We think we are in a place now where we can really take that up a level, and then get out and really tell the story much better than we had before. And that’s why we planned to do in ‘07.

<Q – Tony Howard>: Okay. Thank you, guys.

<A – H. Kerr Taylor>: Thank you.

<A – Chad Braun>: Thanks Tony.

Operator: [operator instructions]. Our next question comes from the line of Chris Lucas with Robert W Baird. Please proceed with your question.

<Q – Chris Lucas>: Good morning guys.

<A>: Hi Chris.

<A>: Hey Chris, how are you?

<Q – Chris Lucas>: Good. Just a couple of follow-up question that to Tony’s questions. On the acquisitions for the year, can you break that down between core sort of holding and the advisory business?

<A – Chad Braun>: Sure. Chris you know from an emery [ph], standpoint, from an irreplaceable corner standpoint and core assets, one acquisition that was made in Q1 of this year, roughly $20 million. The balance of the activity from an acquisition standpoint has been with in the merchant development funds. And as Kerr talked earlier about some of the re-positioning and buying assets from some of the portfolio companies where we can go out and a kind of acquired 7-ish cap rate add value drive that cap rate or the return on that asset up and then turn around in the appropriate time period and sell it into the market place once we repositioned or redeveloped it, all of that is taking place within our funds. So, as we look at them you know, roughly 190 million this year, that’s going to about 170 million over in the funds and about 20 million within the re-portfolio.

<Q – Christopher Lucas>: And how is the, I guess the partnership interest sale process going, is there still significant interest from individuals or you finding your deal constraint in our capital constraint?

<A>: I think it is I think you are exactly right. I think from a capital standpoint there continues to be tremendous capital flows into – obviously, into real estate and specifically through the independent financial planning challenge. I guess you know, two things, #1 how the capital flows in 2006, you know, slowed may be from what they were in ‘04 and ‘05, across the industry obviously I would have to see yes to them. I think that the growth is still there, but it’s a little tempered. From an average standpoint and based on our offerings though I would say that our percentage of the market share has increased over that same time period. So, we have not seen a decrease in flow. We have actually seen an increase in flow and projected that same increase going forward. You know, that broker-dealer community continues to be very strong. The products that we put out tend to be tailored to those financial planners and to their advisors and thus far we have got a strong 21-year track record of delivering results to investors and meeting their expectations. As long as we continue on that track record, then I believe our success, our ability to continue to raise capital from that market place will continue.

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<Q – Christopher Lucas>: Okay. And then I guess then the question is, given sort of the focus on the opportunity to your funding that set the merchant development funds is the expectation in at for 2007 that the acquisitions will be geared again highly to that side as opposed to the irreplaceable corners type of acquisition?

<A – H. Kerr Taylor>: Chris, this is Kerr [ph], great question and answer is yes. We will continue to seek out the irreplaceable profits and add incrementally to our portfolio. We could be pretty conservative as we look into ‘07 on what that will look like, but we see a very robust opportunity on the repositioning and on the merchant development side as Chad said. The marketplace is up gone around and talk to the broker-dealer leaders really likes what we have done and the fact that we bring in the redevelopment and we bring in what we call active management into the flow of our business products on that side. And I will think any other sponsor does that and so, our track record has reflected that kind of activity and the market has been asking us to ramp up that area and we think its time to take a step forward in that area.

<Q – Christopher Lucas>: Great, thanks Kerr [ph]. And then on the transactions that are in various stages for the fourth quarter, it sounds like three of the four look pretty solid in terms of closing for the quarter, if the fourth transaction were to slide into the first quarter, what’s the rough sort of impact to fourth quarter numbers that you would see?

<A – H. Kerr Taylor>: Again, you know, based on those four, one of them closed about a week ago, the other two would get hard earnest money contracts and the third is under contract, the earnest money is not hard. What we are projecting on that one transaction is about a $0.5 million.

<Q – Christopher Lucas>: Of profit?

<A – H. Kerr Taylor>: Correct.

<Q – Christopher Lucas>: Okay. That’s fairly -- that’s a big proportion of that of the quarter’s results.

<A – H. Kerr Taylor>: Yes, I mean if you look at the activities we will be generating in the quarter you know, combined portfolio as well as in the transactional activity, those four transactions that will close and again, the majority of those that were scheduled to close during the fourth quarter as we kind of laid out our budgeting in our guidance for ‘07. When – as we look at it, each one of those transactions is meaningful to our annual guidance and if any one of those slides, then as kind of indicated it will have a meaningful or a material impact on our reported earnings, that’s always subject to happen. We do believe that the low fall in the current quarter. But I think another thing to point out is it’s not that the income will vanish and that it goes away like a tenant going away or something along those lines, it’s simply a shift from a timing standpoint and income and if that did happen then that would be $0.5 million of revenue in Q1 for ‘07, that as of today and as we finalize our ‘07 budget is not something that we’ve contemplated.

<Q – Christopher Lucas>: And 0.5 million is that pre-tax or pre-commissioned, I mean what does that net number represent?

<A>: Yeah, it’s pre-tax and so what you should be looking at on a after-tax basis is somewhere in the neighborhood of about 3.15, 3.30.

<Q – Christopher Lucas>: That’s great. And then just a question on the sort of annual guidance for sort of core revenue, I think its 31 million you had indicated?

<A>: Yes.

<Q – Christopher Lucas>: I guess if I get a little help with that, if I annualize the third quarter numbers I get to about a little over 31 million, but the first quarter was light relative. So, I kind of back in that it’s sort of implying that you are looking at fourth quarter revenues of almost $8.9 million?

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<A>: Yeah, I think that’s right. Part of that is some lease up, if you would look at Uptown Park and some of the other properties and the Uptown Plaza in Dallas that we acquired in the first quarter that was the one core acquisition that we made. In both cases, we’ve had signed leases and we’ve had occupancy in that space, for example, in Q2. So, from a property table that you see in the supplements and I am flipping it right now on pages 14 and 15, within Uptown Park and within Uptown Plaza, Dallas, you don’t necessarily see a big bump in the percentage leased, but you’ve got rental commencement date that commenced during the fourth quarter. And so, if you actually look and compare the annualized space rent even as of September 30th, compared to June, you will see a pick-up in the portfolio and that’s reflected in our fourth quarter numbers and that’s why you get the discrepancy, if you look at annualizing Q3 and some pick up in Q4 versus going back to Q1.

<Q – Christopher Lucas>: That’s very helpful. And then, I guess just to clean up a little on Uptown Park. What’s the leasing like for the remaining space and for Phase II and I guess the tenant that went out in the – earlier this year?

<A>: Yeah, the – on Uptown Park we will kind of break it up into the Phase I and Phase II. In Phase II, we’ve got one small vacancy, I think about 1900 feet. We actually have a prospect currently that we are working a lease with and expect to have a signed lease by the end of the year, rent commencements within the first quarter of 2007. At that point, Phase II will then be 100% occupied. In Phase I, we’ve got a couple of different vacancies right now and I would be happy to kind of email to you a specific breakdown of the vacancies and how those will be occupied. But the short story on that Chris is that all but two of the spaces by call it end of the year, will be leased with rent commencing in the first quarter. The two spaces that will remain unoccupied or that we currently or not at least working a lease for one of those is the, what I’ll call the old [indiscernible] space, which is what you are referring to that where the tenant fell out while we were under contract on that center.

We are currently working a couple of different options looking at leasing that entirely to one tenant in the way that it lays out. You’ve actually got kind of two front doors if you will and we maybe able to split that space up as well and accommodate two smaller tenants and then we’ve got one additional small space again I believe that its about 1800 or 1900 feet on the kind of farthest west building that we were actually talking to a couple of tenants on right now. But nothing confirmed that we can count on by year-end. So, lease up in Phase II as well as Phase I is very strong and I will be happy to send you some specifics on that. Yeah, by the time at those leases are executed and as we go in to ‘07, we ought to be about 96, maybe even 97% occupied.

<Q – Christopher Lucas>: Okay. And then given the lease up that you are doing there, what sort of TI capital expenditures did you have for the quarter?

<A – Chad Braun>: For the quarter, I am not sure Chris, but I’ve got that right here with me, but I can circulate that to you in an e-mail right after the call.

<Q – Christopher Lucas>: Great.

<A – Chad Braun>: Because there was some TI and some leasing commission with some of the lease up of Phase II and some of the TI that was done. So, I will be happy to follow up with on that.

<Q – Christopher Lucas>: Okay. Thanks a lot. Chad and then my last question, has to do just exactly on G&A, just in general what’s your thought in terms of how G&A has come in this year relative to plan and what your thoughts are about any thing that we should be thinking about for next year in terms of other G&A run rate?

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<A – Chad Braun>: Sure, I mean you know, this year I think G&A came in pretty consistent with what our thoughts were, slight deviations from budget. I think the main thing is, and to some degree as we mentioned on the release that we sent out in mid-October and that is – that’s we have added that G&A, a lot of that has been transaction ally oriented and there is a little lag time and lead times are really kind of you know, for those individuals to get their feet underneath them and start producing whether its leases or various transactions. We have added some overhead to our financial reporting group to continue to build that to accommodate the increased timeframes that we have to operate within as well as the growth both within the portfolio and the transactions as well as our merchant development funds.

As we look to go into 2007, we will give more specific on that as we get closer to the end of the year and issue our guidance for ‘07, but we expect to keep our G&A pretty tight. There are couple of spots and areas within the company where we will probably add a little bit of G&A, but we are going to look in ‘07 to really keep the G&A pretty tight, allow the activity to catch up to the G&A and I think as we mentioned earlier you would be able to leverage the G&A which when we say that simply means, to gain some efficiency out of that and we will be able to grow the revenue from those individuals and from that overhead much faster than we will grow the overhead. So, I think you know the run rate its going to be pretty consistent and comparable to 2006 with maybe a little bit of an increase first half of the year.

<Q – Christopher Lucas>: Okay, great. Thanks a lot guys, I appreciate it.

<A – Chad Braun>: Thank you.

Operator: [Operator Instructions]. Gentlemen, at this time there are no further questions. I would like to turn the call back over to Mr. Tripp Sullivan for closing comments.

Tripp Sullivan, Corporate Communications

Thank you Faraz [ph] and thank you for your participation today on the call. Again we encourage you to download a copy of the third quarter supplemental from the website. We know that many of you are on your way to the NAREIT convention, but should you have any follow-up questions or comments please do not hesitate to call Kerr, Chad or Dave. We will also be available at the NAREIT convention on both Wednesday and Thursday, should you wish to book a meeting. Thank you for you continued support and interest in AmREIT. We look forward to speaking with you again on the fourth quarter conference call. Thank you.

Operator: Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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